Exhibit 99.1
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this "Agreement") is entered into as of January 1, 2013 (the "Effective Date"), between THE FEMALE HEALTH COMPANY, a Wisconsin corporation (the "Company"), and DONNA FELCH ("Ms. Felch").

RECITALS

A.           Ms. Felch retired as Vice President and Chief Financial Officer of the Company effective December 31, 2012.  Ms. Felch was appointed to the Board of Directors of the Company effective November 7, 2012, and will continue to serve on the Board of Directors following her retirement.

B.           In connection with Ms. Felch's retirement, the Company desires to engage Ms. Felch in a consulting capacity and Ms. Felch desires to accept such engagement pursuant to the terms and conditions of this Agreement.

AGREEMENTS

In consideration of the recitals and the mutual agreements set forth in this Agreement, the parties agree as follows:

1. Consulting Services.  During the Consulting Term (as defined below), Ms. Felch shall act as a consultant to the Company in connection with special projects and other tasks assigned to Ms. Felch by the Chairman and Chief Executive Officer of the Company (the "Services").  Ms. Felch will devote such reasonable time and effort as required to perform the Services.  Ms. Felch will report to the Chairman and Chief Executive Officer of the Company in connection with performing the Services.

2. Consulting Term.  Ms. Felch shall provide the Services commencing on the Effective Date and continuing until June 30, 2013, and thereafter, Ms. Felch shall continue to provide the Services until either party provides the other party 30 days prior written notice of termination (the "Consulting Term").  Both parties shall evaluate the scope of the Services prior to June 30, 2013 and the parties may mutually agree to modify the scope of this Agreement for Services performed thereafter.

3. Compensation and Reimbursement of Expenses.

(a) Consulting Fee.  In consideration of the Services to be performed by Ms. Felch during the Consulting Term, the Company shall pay to Ms. Felch a consulting fee of $8,334 per month on the last business day of each month during the Consulting Term, beginning January 31, 2013.

(b) Restricted Stock.  The parties acknowledge that Ms. Felch holds 22,500 shares of unvested restricted stock (the "Restricted Stock"), and that the Restricted Stock vests under its terms on December 16, 2013.  The parties agree that, notwithstanding anything to the contrary in the original grant agreement for the Restricted Stock, the Restricted Stock shall not be forfeited as a result of Ms. Felch's retirement and shall vest on December 16, 2013 (the "Vesting Date"); however, the Restricted Stock shall immediately be forfeited to the Company if, prior to the Vesting Date, Ms. Felch does not either (i) continue to perform Services under this Agreement for any reason or (ii) continue to serve as a director of the Company.  Upon any forfeiture of the Restricted Stock pursuant to this Section 3(b), Ms. Felch shall have no rights as a holder of such Restricted Stock and such Restricted Stock shall be deemed transferred to the Company, and the Company shall be deemed the owner and holder of such shares.

(c) Other Benefits.  During the Consulting Term, the Company will continue to reimburse Ms. Felch for Medicare and other insurance premiums on the same terms as applied immediately prior to Ms. Felch's retirement.

(d) Reimbursement for Reasonable Business Expenses.  The Company shall pay or reimburse Ms. Felch for reasonable business travel, telephone or other out-of-pocket expenses incurred by her in connection with the performance of the Services pursuant to this Agreement.  All such expenses must be supported by appropriate documentation.

4. Independent Contractor.  The parties acknowledge and agree that Ms. Felch is at all times acting and performing as an independent contractor.  Nothing in this Agreement shall be construed (a) to give either party the power to direct or control the daily activities of the other party; (b) to constitute the parties as employer and employee, principal and agent, partners, joint ventures, co-owners or otherwise as participants in a joint undertaking; or (c) to allow either party to create or assume any obligation on behalf of the other party for any purpose whatsoever.  As an independent contractor, Ms. Felch shall assume full responsibility for payment of all federal, state and local income taxes and any other taxes or withholding resulting from compensation derived by Ms. Felch under this Agreement and shall also be responsible for all health insurance and other benefits except as expressly provided herein.

5. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin without giving effect to any choice of law provision or rule (whether of the State of Wisconsin or any other jurisdiction) that would cause the application of any laws of any jurisdiction other than the State of Wisconsin.

6. Amendment.  This Agreement may be amended only by an agreement in writing signed by the parties hereto.

7. Assignment.  This Agreement is a consulting services agreement and the performance of any obligation hereunder may not be assigned, delegated or otherwise transferred by Ms. Felch without the prior written consent of the Company.  The Company may not assign this Agreement without the consent of Ms. Felch.

8. Entire Agreement, Incorporation of Terms.  This Agreement represents the full and complete understanding of the parties with respect to the subject matter hereof.  The introductory language and the recitals are incorporated into this Agreement by reference.

9. Change of Control Agreement.  The parties acknowledge that the Change of Control Agreement, dated as of February 8, 2006, between the Company and Ms. Felch terminated effective December 31, 2012 upon Ms. Felch's retirement.

10. Facsimile Signature; Counterparts.  This Agreement may be executed by facsimile signature and in counterparts, each of which shall be deemed an original, but both of which taken together shall constitute one and the same instrument.

Dated as of the date first above written.

THE FEMALE HEALTH COMPANY

BY /s/ O.B. Parrish
        O.B. Parrish, Chairman and
            Chief Executive Officer

/s/ Donna Felch
Donna Felch